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                                                                 Exhibit 10.18

                                                             December 30, 1994

Mr. Robert F. Dropkin
Vice President, Secretary and
   Chief Legal Counsel
Special Metals Corporation
4317 Middle Settlement Road
New Hartford, New York 13413-9576

                Re:   Amended and Restated Employment Agreement

Dear Mr. Dropkin:

                  Reference is made to the employment agreement, dated January 4, 1988, as amended by letter agreements, dated March 26, 1992 and April 21, 1994, between Special Metals Corporation (hereinafter referred to as the "Company") and you (as so amended, the "Employment Agreement"). The Company desires, and by your signature below you have indicated that you are agreeable, to amend and restate the Employment Agreement to read as follows:

                  1. You shall serve the Company as Vice President, Secretary and Chief Legal Counsel, or in such other executive positions as the Company may direct, performing all duties relating to your position or as shall be assigned to you from time to time by the Company, using your best energies and abilities in the performance of such duties.

                  2. The employment period (hereinafter referred to as the "Employment Period") shall continue for eighteen (18) months from the date you receive advance written notice of termination from the Company; or, alternatively, for ninety (90) days from the date the Company receives advance written notice of termination from you. The Employment Period shall, however, terminate upon two (2) months advance written notice from the Company if you, in the Company's judgement, with the Company acting in good faith and upon reasonable grounds, and after advance written notice of failure from the Company, fail to adhere to the terms and conditions of this Agreement or should you engage in conduct which would injure the reputation of the Company or otherwise materially and adversely affect its interest if you were retained as an employee. The Employment Period shall, likewise, terminate upon six (6) months advance written notice from the Company if you, in the Company's judgement, with the Company acting in good faith and upon reasonable grounds, are unable, for a period of six (6) months, to effectively perform your duties by reason of illness or incapacity, or if you should die. The date of death shall be construed to be the date of advance written notice of termination. In the event of death, all salary owed to you shall be paid to your widow, or, if none, to your estate. Upon notice of


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         termination from the Company for reasons other than cause during the
         Employment Period, the Company shall provide you with eighteen (18) months (the "Severance Period") severance pay at your then current salary (but in no event less than $111,948 per annum), payable in accordance with the Company's normal payroll cycle; bonus and profit sharing payments, subject to the terms of the Company's bonus and profit sharing plans, if any; the continuance of employee benefits (including health, dental, vision care and life insurance) during the Severance Period; and appropriate out-placement services for a reasonable period of time in any event not to exceed six months. After providing notice of termination of this Agreement for reasons other than cause during its term, the Company may not assign you any duties or responsibilities (it being understood that you shall have time to seek other suitable employment).

                  A termination for cause is defined as: (i) your willful misconduct in respect of your duties for the Company; (ii) conviction for a felony or willful neglect or an act of common law fraud; (iii) material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations; (iv) theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material economic damage to the Company or any of its affiliates or subsidiaries; or (v) dependence or addiction to alcohol or use of drugs (except those legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or county of licensure) which in the opinion of the Company interferes with your ability to perform your assigned duties and responsibilities.

                  3. During the Employment Period, you shall receive as compensation for your services a salary, payable at a rate of One Hundred Eleven Thousand Nine Hundred Forty Eight Dollars ($111,948) per annum (which is presently subject to a temporary 6% reduction until such time as the Company may determine otherwise) or such higher amount as the Company, at its sole discretion, may determine. Your salary shall be reviewed in accordance with standard Company policy for adjustment during each successive January during the Employment Period. You shall also be entitled to participate in such employee benefit plans, including bonus and profit sharing plans, as the Company may, from time to time, maintain for its salaried employees in grade level
         33. In addition, you shall be entitled to reimbursement for use of your personal car for Company business when automobile transportation is called for and it is reasonable to expect you to use your personal car. Such reimbursement shall be at the mileage rate typically paid at the time by the Company for reimbursement for use of a personal car for Company business.

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                  4. You shall not, so long as the Company is obligated to pay you a salary, whether as principal or as agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, corporation or other entity, render services to any person, corporation or other entity engaged in any business similar to the business carried on by the Company, except in the course of your employment by the Company or with the prior written consent of the Company.

                  5. You agree that in consideration of your employment by the Company and the salary and other values paid to you during the Employment Period, you will (a) disclose to the Company all "inventions" of any class (as hereafter defined) which you have made or may hereafter make, (b) make, at the Company's expense, such applications for United States and foreign patents covering said inventions as the Company may request, (c) assign to the Company without further compensation to you the entire title and right to all said inventions and applications, and (d) execute, acknowledge and deliver at the request of the Company all papers, including patent applications, assignments and applications for reissue and do all other rightful acts which the Company may consider necessary to secure to the Company the fullest rights to said inventions and to patents in the United States and foreign countries covering the same. The "inventions" which shall come under this Agreement shall include all inventions conceived or developed by you either solely or jointly with others during the Employment Period and for one year thereafter which either
         (i) are made in the performance of your duties to which you are assigned during the Employment Period, (ii) are made with the use of the time, material or facilities of the Company, or (iii) relate to any apparatus, method, process, substance, or article of manufacture within the scope of or usable in connection with the Company's field of activity or contemplated field of activity, including the subject matter of any manufacturing, selling, testing, research, or experimental activity. You further agree to hold in strict confidence and not to divulge to others nor to make use thereof, except for the purposes of the Company, both during and after the Employment Period any and all confidential information obtained in the course of your employment and concerning the Company's methods of manufacture, machines, products, designs, drawings, patterns, formulas, engineering or test data, inventions, patent applications, or other confidential subject matter of the Company.

                  6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  7. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon you and your executors, administrators, heirs and legal representatives. The Company and any successor thereto shall honor the provisions of this Agreement in the event that during the Employment Period a "change of control" occurs. For the

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         purposes of this Agreement, a "change of control" shall mean any one transaction or series of related transactions which causes the ownership of all or substantially all of the then assets of the Company to be transferred or beneficial ownership or voting rights with respect to more than fifty percent of the then outstanding capital stock of the Company to be transferred. Such transaction or transactions shall include without limitation: (i) a consolidation or merger of the Company with or into another corporation; (ii) the sale or transfer of
         (a) all or substantially all of the Company's assets or (b) more than one-half of the value or voting power of the stock of any subsidiary or affiliated corporation of the Company or the product of a taxable or non-taxable spin-off, split-up or split-off; (iii) the creation of a voting trust; (iv) any other method excluding sales or transfers of shares by or between current shareholders; or (v) the effective change of control from Aubert et Duval to another entity. A "change of control" shall not include any trans action or series of related transactions within Aubert et Duval or between the shareholders of Aubert et Duval.

                  If the foregoing is acceptable to you, please execute the duplicate original of this letter in the space provided below and return one fully executed original to us.

                                           Very truly yours,

                                           SPECIAL METALS CORPORATION


                                           By: /s/ Donald R. Muzyka
                                           -----------------------------
                                                   Donald R. Muzyka
                                                   President & Chief Operating
                                                     Officer


Accepted and agreed to this 30th
day of December, 1994.



/s/ Robert F. Dropkin
---------------------------------
Robert F. Dropkin